Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE REPORTS FULLY DILUTED EARNINGS PER SHARE OF $0.22 IN THE

THIRD QUARTER OF FISCAL 2008 ENDED, FEBRUARY 29, 2008

Successfully Delivered On-time Tanks One and Two and Now More Than 92% Complete on the

Overall LNG Project in the Gulf Coast

Third Quarter 2008 Highlights:

•	Revenues increased 7.4% to $181.1 million from $168.7 million a year earlier;

•	Net income was $6.0 million versus $6.2 million in the third quarter a year ago;

•	Gross margins widened to 11.6% from 11.2% for the third quarter a year earlier;

•	Fully diluted EPS was $0.22 per share compared to $0.24 per share in the same quarter a year ago; and

•	Repurchased approximately 730,000 shares during the third quarter.

Nine Month 2008 Highlights:

•	Revenues were $537.2 million, an increase of 16.3% from $461.9 million for the same period in fiscal 2007; and

•	Fully diluted EPS was $0.46 per share versus $0.67 per share a year earlier.

TULSA, OK – April 3, 2008 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the third quarter of fiscal 2008 ended, February 29, 2008. Total revenues for the quarter rose 7.4% to $181.1 million from the $168.7 million recorded in the third quarter of fiscal 2007.

Net income for the third quarter of fiscal 2008 was $6.0 million, or $0.22 per fully diluted share, which included pre-tax charges of $2.5 million, or $0.06 per fully diluted share, related to continued cost overruns on the liquefied natural gas (LNG) construction project in the Gulf Coast Region. Despite the additional cost overrun on the project, Matrix Service was able to deliver tanks one and two to the owner on the required mechanical completion dates. The Company also continues to believe that the third and final tank will be completed on schedule.

Michael J. Bradley, president and chief executive officer of Matrix Service Company, said, “We are extremely pleased to deliver tanks one and two on time to our customer and to be more than 92% complete on our LNG project, despite the continued harsh weather conditions sustained in the region during the third fiscal quarter. We continue to see our ongoing business activity strengthen and our liquidity position remains very strong. Our net cash position stood at more than $8.0 million in spite of the LNG project and the $12.8 million spent to repurchase nearly 730,000 shares during our third quarter.”

Consolidated SG&A expenses increased $2.6 million in the third quarter of fiscal 2008 to $10.9 million from $8.3 million in the same quarter of fiscal 2007. The increase was primarily due to employee-related expenses and facility costs as the Company added staff to meet the demands of current and expected future growth domestically and in Western Canada. SG&A expense as a percentage of revenue increased to 6.0% in the third quarter of fiscal 2008 compared to 4.9% in the third quarter of fiscal year 2007.

1 – 3Q Earnings Release – April 3, 2008

EBITDA(1) for the third quarter of fiscal 2008 increased to $12.4 million, from $12.3 million in the same period last year. Gross margins on a consolidated basis for the current quarter widened to 11.6% from 11.2% reported in the same quarter a year ago. The increase in gross margins was driven by an improvement in the Repair and Maintenance Services segment.

Construction Services revenues for the third quarter 2008 advanced 15.7% to $119.5 million from $103.3 million in the same period a year earlier. The $16.2 million increase was primarily a result of higher Specialty revenues, where third quarter revenues were $24.0 million compared to $10.4 million a year earlier and higher Aboveground Storage Tank (AST) revenues, which improved to $51.1 million, from $42.8 million for the year-earlier period. These improvements were partially offset by Electrical and Instrumentation revenues which fell $7.2 million to $4.7 million from $11.9 million in the year-earlier period. Construction Services’ gross margins declined to 9.5% versus 10.4% in the third quarter of fiscal 2007 due primarily to the $2.5 million charge taken on the LNG project.

Repair and Maintenance Services revenues of $61.6 million were lower than the $65.4 million reported in the same quarter of 2007. The decrease was experienced in Downstream Petroleum revenues, where third quarter revenues were $19.2 million compared to $26.8 million a year earlier, and in Electrical and Instrumentation revenues, which fell to $3.4 million from $8.8 million for the year-earlier period. These declines were largely offset by Aboveground Storage Tank revenues which increased 30.5% to $38.9 million from $29.8 million in the year-earlier period. Gross margins of 15.7% for fiscal 2008 were higher than gross margins of 12.5% in fiscal 2007 resulting in gross profit increasing 18.0%.

Nine Month Results

For the nine months ended, February 29, 2008, consolidated revenues increased 16.3% to $537.2 million from $461.9 million recorded in the year-earlier period.

Net income for the nine month period was $12.5 million, or $0.46 per fully diluted share, which included pre-tax charges of $20.0 million, or $0.44 per fully diluted share related to the LNG construction project discussed earlier. In addition, these results reflect additional pre-tax charges of $1.8 million related to a customer who filed bankruptcy and non-recurring employee benefit costs.

EBITDA(1) for the nine months ended, February 29, 2008 was $26.5 million, down 23.0% from $34.4 million in the year earlier period. Consolidated gross margins decreased to 9.5% from 11.7% a year earlier due primarily to charges taken on the LNG project.

Consolidated SG&A expenses increased $6.1 million in fiscal 2008 to $30.8 million from $24.7 million for fiscal 2007. The increase was primarily due to employee-related expenses and facility costs resulting from the cost of additional hires and related benefits to meet the demands of current and expected future growth domestically and in Western Canada. SG&A expense as a percentage of revenue increased to 5.7% in fiscal 2008 compared to 5.3% in the prior fiscal year as the 16.3% growth in revenues largely offset the increase in SG&A expenses.

(1)	The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Matrix believes that EBITDA is used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA should not be considered as an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is included at the end of this release.

2 – 3Q Earnings Release – April 3, 2008

Revenues for the Construction Services segment rose 27.0% to $334.6 million from $263.4 million for the nine months ending, February 28, 2007. The increase was primarily due to higher construction work in Downstream Petroleum, where revenues for the nine month period increased 44.1% to $112.8 million versus $78.3 million for the same period last year. The increase was also driven by higher Aboveground Storage Tank activity, which increased 25.0% to $148.9 million in the recent nine month period compared to $119.1 million a year earlier and by higher Specialty revenues, which gained 43.7% to $60.8 million in the recent nine month period compared to $42.3 million in the same period a year earlier. These increases were partially offset by Electrical and Instrumentation revenues which fell $11.6 million. Gross margins in the Construction Services segment were 5.4% versus 10.8% in the prior year-to-date period due primarily to charges of $20.0 million taken on the LNG project.

Revenues for Repair and Maintenance Services improved $4.1 million, or 2.1%, to $202.6 million, for the nine month period ending, February 29, 2008, from $198.5 million for the same period in 2007. The increase was due to higher Aboveground Storage Tank revenues, which rose 39.2% to $124.9 million, versus $89.7 million for the same nine month period last year, and was largely offset by lower Downstream Petroleum revenues, which fell 25.4% to $66.6 million in the nine month period from $89.3 million in the same period last year, and by Electrical and Instrumentation revenues, which fell $8.4 million to $11.1 million in the nine month period from $19.5 million in the same period last year. Gross margins were 16.3% versus 12.9% a year earlier.

Mr. Bradley added, “Business continues to be strong particularly in the Aboveground Storage Tank and Downstream Petroleum industries, which experienced a combined year-over-year revenue increase of more than 20%. Backlog stood at $484.6 million at February 29, 2008, with new awards of nearly $562 million through the first nine months of this fiscal year. In the Aboveground Storage Tank, Downstream Petroleum, and Electrical and Instrumentation industries, we have seen backlog growth of nearly $73 million, or 18.4% from May 31, 2007 to February 29, 2008. Recently, we renewed a refinery maintenance contract, which is expected to generate revenues in excess of $150 million over the next three years and added a new alliance agreement associated with our work in Aboveground Storage Tanks.”

Mr. Bradley continued, “We see a strong finish to our fiscal year. We expect revenue to be between $720 million and $740 million, and expect to see annual gross margins in the range of 10% to 11% and annual SG&A expense in the range of 5.5% to 6.0% of revenue.”

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Bradley, president and CEO. The call will take place at 11:00 a.m. (EDT)/10:00 a.m. (CDT) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and in Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the possibility of further overruns or delays on the Company’s Gulf Coast LNG project and those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

3 – 3Q Earnings Release – April 3, 2008

For more information, please contact:

Matrix Service Company	Investors and Financial Media:
Mike Bradley	Trúc Nguyen
President and CEO	The Global Consulting Group
T: 918-838-8822	T: 646-284-9418
E: mjbradley@matrixservice.com	E: tnguyen@hfgcg.com

4 – 3Q Earnings Release – April 3, 2008

Matrix Service Company

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	February 29, 2008	February 28, 2007	February 29, 2008	February 28, 2007
	(unaudited)		(unaudited)
Revenues	$181,120	$168,700	$537,181	$461,925
Cost of revenues	160,119	149,776	486,030	407,792

Gross profit	21,001	18,924	51,151	54,133
Selling, general and administrative expenses	10,905	8,253	30,792	24,686

Operating income	10,096	10,671	20,359	29,447
Other income (expense):
Interest expense	(183)	(475)	(760)	(1,980)
Interest income	26	79	57	137
Other	52	(24)	89	278

Income before income taxes	9,991	10,251	19,745	27,882
Provision for federal, state and foreign income taxes	3,989	4,101	7,197	10,650

Net income	$6,002	$6,150	$12,548	$17,232

Basic earnings per common share	$0.23	$0.27	$0.47	$0.76
Diluted earnings per common share	$0.22	$0.24	$0.46	$0.67
Weighted average common shares outstanding:
Basic	26,464	23,103	26,561	22,533
Diluted	26,870	26,788	27,033	26,623

5 – 3Q Earnings Release – April 3, 2008

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	February 29, 2008	May 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,270	$9,147
Accounts receivable, less allowances (February 29, 2008 - $264 and May 31, 2007 - $260)	112,634	98,497
Costs and estimated earnings in excess of billings on uncompleted contracts	40,398	45,634
Inventories	4,438	4,891
Income tax receivable	1,580	—
Deferred income taxes	4,354	3,283
Prepaid expenses	2,545	2,910
Other current assets	1,903	929

Total current assets	176,122	165,291
Property, plant and equipment at cost:
Land and buildings	24,002	23,405
Construction equipment	44,275	39,958
Transportation equipment	15,688	14,380
Furniture and fixtures	11,557	10,116
Construction in progress	6,724	1,788

	102,246	89,647
Accumulated depreciation	(48,305)	(43,654)

	53,941	45,993
Goodwill	23,506	23,357
Other assets	3,583	8,268

Total assets	$257,152	$242,909

6 – 3Q Earnings Release – April 3, 2008

Matrix Service Company

Consolidated Balance Sheets

(In thousands, except share data)

	February 29, 2008	May 31, 2007
	(unaudited)
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$51,165	$52,144
Billings on uncompleted contracts in excess of costs and estimated earnings	47,822	34,243
Accrued insurance	7,235	6,422
Accrued wages and benefits	12,859	15,442
Income tax payable	—	956
Current capital lease obligation	998	753
Current portion of acquisition payable	2,817	2,712
Other accrued expenses	926	1,313

Total current liabilities	123,822	113,985
Long-term capital lease obligation	568	836
Deferred income taxes	4,060	2,512
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares Authorized and 27,888,217 shares issued as of February 29, 2008 and May 31, 2007	279	279
Additional paid-in capital	107,317	104,408
Retained earnings	35,950	23,422
Accumulated other comprehensive income	1,717	967

	145,263	129,076
Less: Treasury stock, at cost – 1,891,600 and 1,297,466 shares as of February 29, 2008 and May 31, 2007	(16,561)	(3,500)

Total stockholders’ equity	128,702	125,576

Total liabilities and stockholders’ equity	$257,152	$242,909

7 – 3Q Earnings Release – April 3, 2008

Results of Operations

	Construction Services	Repair & Maintenance Services	Other	Combined Total
	(In thousands)
Three Months Ended February 29, 2008
Gross revenues	$123,186	$62,165	$—	$185,351
Less: Inter-segment revenues	3,644	587	—	4,231

Consolidated revenues	119,542	61,578	—	181,120
Gross profit	11,359	9,642	—	21,001
Operating income (loss)	5,141	5,061	(106)	10,096
Income (loss) before income tax expense	5,015	5,082	(106)	9,991
Net income (loss)	3,007	3,057	(62)	6,002
Segment assets	155,939	80,550	20,663	257,152
Capital expenditures	2,837	542	1,412	4,791
Depreciation and amortization expense	1,384	833	—	2,217

Three Months Ended February 28, 2007
Gross revenues	$106,174	$65,730	$—	$171,904
Less: Inter-segment revenues	2,853	351	—	3,204

Consolidated revenues	103,321	65,379	—	168,700
Gross profit	10,752	8,172	—	18,924
Operating income (loss)	6,221	4,450	—	10,671
Income (loss) before income tax expense	5,987	4,264	—	10,251
Net income (loss)	3,595	2,555	—	6,150
Segment assets	121,022	78,762	21,468	221,252
Capital expenditures	1,121	988	550	2,659
Depreciation and amortization expense	981	683	—	1,664

Nine Months Ended February 29, 2008
Gross revenues	$345,646	$202,570	$—	$551,216
Less: Inter-segment revenues	11,052	2,983	—	14,035

Consolidated revenues	334,594	202,587	—	537,181
Gross profit	18,193	32,958	—	51,151
Operating income (loss)	(204)	20,588	(25)	20,359
Income (loss) before income tax expense	(704)	20,474	(25)	19,745
Net income (loss)	(5)	12,567	(14)	12,548
Segment assets	155,939	80,550	20,663	257,152
Capital expenditures	6,743	3,084	3,291	13,118
Depreciation and amortization expense	3,615	2,415	—	6,030

Nine Months Ended February 28, 2007
Gross revenues	$271,036	$199,541	$—	$470,577
Less: Inter-segment revenues	7,603	1,049	—	8,652

Consolidated revenues	263,433	198,492	—	461,925
Gross Profit	28,571	25,562	—	54,133
Operating income (loss)	15,121	14,372	(46)	29,447
Income (loss) before income tax expense	14,185	13,743	(46)	27,882
Net income (loss)	8,767	8,493	(28)	17,232
Segment assets	121,022	78,762	21,468	221,252
Capital expenditures	5,314	2,923	1,199	9,436
Depreciation and amortization expense	2,676	2,019	—	4,695

8 – 3Q Earnings Release – April 3, 2008

Segment Revenue from External Customers by Industry Type

	Construction Services	Repair & Maintenance Services	Total
	(In thousands)
Three Months Ended February 29, 2008
Aboveground Storage Tanks	$51,109	$38,901	$90,010
Downstream Petroleum	39,740	19,236	58,976
Electrical and Instrumentation	4,705	3,441	8,146
Specialty	23,988	—	23,988

Total	$119,542	$61,578	$181,120

Three Months Ended February 28, 2007
Aboveground Storage Tanks	$42,786	$29,793	$72,579
Downstream Petroleum	38,240	26,788	65,028
Electrical and Instrumentation	11,892	8,798	20,690
Specialty	10,403	—	10,403

Total	$103,321	$65,379	$168,700

Nine Months Ended February 29, 2008
Aboveground Storage Tanks	$148,908	$124,933	$273,841
Downstream Petroleum	112,791	66,583	179,374
Electrical and Instrumentation	12,116	11,071	23,187
Specialty	60,779	—	60,779

Total	$334,594	$202,587	$537,181

Nine Months Ended February 28, 2007
Aboveground Storage Tanks	$119,137	$89,686	$208,823
Downstream Petroleum	78,327	89,269	167,596
Electrical and Instrumentation	23,666	19,537	43,203
Specialty	42,303	—	42,303

Total	$263,433	$198,492	$461,925

9 – 3Q Earnings Release – April 3, 2008

Non-GAAP Financial Measures

EBITDA is a supplemental, non-generally accepted accounting principle (GAAP) financial measure. EBITDA is defined as earnings before net interest expense, taxes, depreciation and amortization. We have presented EBITDA because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our consolidated statements of operations entitled “net income (loss)” is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not necessarily a measure of our ability to fund our cash needs. As EBITDA excludes certain financial information compared with net income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions, which are excluded. Our non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•

It does not include net interest expense. Because we have borrowed money to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•	It does not include taxes. Because the payment of taxes is a necessary and ongoing part of our operations, any measure that excludes taxes has material limitations.

•

It does not include depreciation and amortization expense. Because we use capital assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation and amortization expense has material limitations.

A reconciliation of EBITDA to net income follows:

	Three Months Ended		Nine Months Ended
	February 29, 2008	February 28, 2007	February 29, 2008	February 28, 2007
	(In thousands)		(In thousands)
Net income	$6,002	$6,150	$12,548	$17,232
Interest expense, net	157	396	703	1,843
Provision for income taxes	3,989	4,101	7,197	10,650
Depreciation and amortization	2,217	1,664	6,030	4,695

EBITDA	$12,365	$12,311	$26,478	$34,420

10 – 3Q Earnings Release – April 3, 2008

Non-GAAP Financial Measures (Continued)

Revenues, gross profit, gross margins, SG&A and operating income before special items (and the related amounts per share), which are non-GAAP financial measures, exclude certain pre-tax charges for the fiscal 2008 that management believes affect the comparison of results for the periods presented. Management also believes that results excluding these items are useful in evaluating operational trends for Matrix Service and its performance relative to its competitors.

A reconciliation of these categories before special items follows:

	Actual	LNG Construction Project	Bankrupt Customer Charge	Non-Recurring Employee Benefit Costs	Before Special Items
Three Months Ended February 29, 2008
Consolidated
Revenues	$181,120	$(20,453)	$—	$—	$160,667
Gross Profit	21,001	2,500	—	—	23,501
Gross Margin %	11.6%	—	—	—	14.6%
SG&A	10,905	—	—	—	10,905
Operating Income	10,096	2,500	—	—	12,596

Construction Services
Revenues	$119,542	$(20,453)	$—	$—	$99,089
Gross Profit	11,359	2,500	—	—	13,859
Gross Margin %	9.5%	—	—	—	14.0%
SG&A	6,218	—	—	—	6,218
Operating Income (loss)	5,141	2,500	—	—	7,641

Nine Months Ended February 29, 2008
Consolidated
Revenues	$537,181	$(54,164)	$—	$—	$483,017
Gross Profit	51,151	20,000	—	500	71,651
Gross Margin %	9.5%	—	—	—	14.8%
SG&A	30,792	—	(975)	(358)	29,459
Operating Income	20,359	20,000	975	858	42,192

Construction Services
Revenues	$334,594	$(54,164)	$—	$—	$280,430
Gross Profit	18,193	20,000	—	290	38,483
Gross Margin %	5.4%	—	—	—	13.7%
SG&A	18,397	—	(975)	(222)	17,200
Operating Income (loss)	(204)	20,000	975	512	21,283

11 – 3Q Earnings Release – April 3, 2008